                                   EXHIBIT 11
                     COMPUTATION OF INCOME PER COMMON SHARE
                    (In thousands, except per share amounts)


                                                             Three Months Ended    Nine Months Ended
                                                               September 30,          September 30,
                                                             ------------------    -----------------
                                                              1996       1995       1996       1995
                                                             ------     ------     ------     ------
PRIMARY  INCOME PER SHARE
Average shares outstanding                                    8,926      4,963      8,621      4,941
Net effect of dilutive stock options and warrants - based
  on the treasury stock method using average market price       491        --         615        --
                                                             ------     ------     ------     ------
  Total                                                       9,417      4,963      9,236      4,941
                                                             ======     ======     ======     ======
Income:
  Net income                                                 $1,704     $  535     $4,997     $1,817
                                                             ======     ======     ======     ======

Per common share amount:
  Net income                                                 $ 0.18     $ 0.11     $ 0.54     $ 0.37
                                                             ======     ======     ======     ======

FULLY DILUTED INCOME PER SHARE

Average shares outstanding                                    8,926      4,963      8,621      4,941
Net effect of dilutive stock options and warrants-based on
  the treasury stock method using market closing price          520        --         733        --
Assumed conversion of certain convertible debt                  342        --         401        --
                                                             ------     ------     ------     ------
  Total                                                       9,788      4,963      9,755      4,941
                                                             ======     ======     ======     ======

Income:
  Net income                                                 $1,704     $  535     $4,997     $1,817
  Add convertible debt interest, net of income tax effect        49        --         172        --
                                                             ------     ------     ------     ------
  Net income                                                 $1,753     $  535     $5,169     $1,817
                                                             ======     ======     ======     ======

Per common share amount:
  Net income                                                 $ 0.18     $ 0.11     $ 0.53     $ 0.37
                                                             ======     ======     ======     ======


NOTE: All number of shares and per share amounts have been adjusted to reflect the one-for-three stock exchange related to the Company's reincorporation in Delaware effected on September 14, 1995 and the three-for-two stock split in the form of a 50% stock dividend effected on May 31, 1996.


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